Exhibit 10.U(11)

AMENDMENT TO THE

ALCOA DEFERRED COMPENSATION PLAN

Due to the restructuring of the Alcoa Retirement Savings Plan program, and to comply with legally required changes, the plan is amended as follows:

1.    The definition of Additional Salary Reduction Credits is amended by adding the following sentence:

Effective January 1, 2011, a Participant who is authorized by the Benefits Management Committee may elect to reduce his or her salary up to a whole percentage of not more than 25%; provided however that a Participant who has elected and is contributing a portion of his or her Salary under the Savings Plan, may not elect to defer any percentage of said Salary as an Additional Salary Reduction Credit under this Plan, except as otherwise provided in Section 3.2 but only up to the foregoing limitation.

2.     The definition of “Nonforfeitable Circumstance” is amended by adding the following sentence:

Effective January 1, 2011, all Matching Company Credits and Employer Contribution Credits become fully vested and the term “Nonforfeitable Circumstances” ceases to apply to the Plan.

3.    Effective January 1, 2011, the definition of “Savings Plan” is amended as follows:

“Savings Plan” means the Alcoa Retirement Savings Plan for Salaried Employees, the Alcoa Retirement Savings Plan for Hourly Non-Bargaining Employees, the Alcoa Retirement Savings Plan for Mill Products Employees, and/or the Alcoa Retirement Savings Plan for Fastening Systems and Commercial Windows Employees, as they are now in existence or as hereafter amended.

4.    The definition of “Salary Reduction Credits” is amended by adding the following at the end of the last sentence: “except as otherwise provided in Section 3.2 but only up to the foregoing limitation.”

5.    Section 3.1 is amended by adding the following sentence:

Effective January 1, 2011, the figure 20% in the foregoing sentence is revised to read 25% for Participants whose Additional Salary Reduction Credit limitation has been increased to 25% by the Benefits Management Committee.

6.    Section 3.2 is amended by adding the following:

A Participant who is in a job grade 24 or above, who has elected and is contributing a portion of his or her Salary under the Savings Plan, but has been limited by Internal Revenue Code limits on their contributions to the Savings Plan, and who has elected to make a “spill-over” election to this Plan will be credited with Salary Reduction Credits or Additional Salary Reduction Credits, as applicable, up to the amount that their election to the Savings Plan was limited.

7.    Section 8.2 is amended by adding the following sentence:

Effective January 1, 2011, the term “as soon as administratively practical” means within the later of: (a) 90 days of Retirement or (b) 2 1/2 months after the year of Retirement.

8.    Section 8.4 is amended by adding the following sentence:

Effective January 1, 2011, the term “as soon as administratively practical” means within the later of: (a) 90 days of Death or (b) 2 1/2 months after the year of Death.

9.    In all other respects, the Plan is ratified and confirmed.